Exhibit 99.1
RELEASE: IMMEDIATE

GETTY REALTY CORP. ANNOUNCES

FINANCIAL RESULTS FOR THE QUARTER

ENDED MARCH 31, 2011

JERICHO, NY, May 10, 2011 --- Getty Realty Corp. (NYSE-GTY) (“Getty” or the “Company”) today reported its financial results for the quarter ended March 31, 2011.

David Driscoll, the Company’s President and Chief Executive Officer commented, “With the acquisition of two real estate portfolios including 125 properties, an equity offering and a number of developments with our largest tenant, Getty Petroleum Marketing Inc., it was an exceptionally productive quarter for us. I expect that the full effect of this activity will be realized in the quarters to come. We also remain active on the acquisition and financing fronts and are concentrating a lot of energy and attention into our discussions with GPMI. We believe the recent change of ownership of GPMI has created a meaningful opportunity to make mutually beneficial progress reducing the size of the GPMI portfolio and thereby potentially reducing our exposure to GPMI.”

Mr. Driscoll continued, “All of our earnings metrics in the first quarter were negatively affected by an approximately $2 million charge for property acquisition costs incurred and expensed in accordance with generally accepted accounting principles during the quarter related to the property portfolios acquired. In addition, our per share metrics for the current quarter were lower partially as a result of having more shares outstanding during the current quarter following the Company’s common share offerings in May 2010 and January 2011, and not as a result of erosion in our core operating business.”

Net earnings for the quarter ended March 31, 2011 decreased by $0.5 million to $11.4 million, or $0.35 on a fully diluted per share basis, as compared to $11.9 million for the quarter ended March 31, 2010. Earnings from continuing operations for the quarter ended March 31, 2011 decreased by $0.3 million to $11.3 million, or $0.35 on a fully diluted per share basis, as compared to $11.6 million for the quarter ended March 31, 2010. Earnings from discontinued operations were $0.1 million for the quarter ended March 31, 2011 as compared to $0.3 million for the quarter ended March 31, 2010. The results of discontinued operations are primarily comprised of gains on dispositions of real estate.

The $0.3 million decrease in earnings from continuing operations reported for the quarter ended March 31, 2011, as compared to the prior year period, was also primarily due to the property acquisition costs included in operating expenses associated with the Company’s portfolio acquisitions of 125 properties this quarter which was partially offset by an increase in revenues from rental properties. The $0.2 million decrease in earnings from discontinued operations for the quarter ended March 31, 2011, as compared to the prior year period, was principally due to lower gains on dispositions of real estate.

Funds from operations, or FFO, decreased by $0.4 million to $13.6 million, or $0.42 per diluted share, for the quarter ended March 31, 2011, as compared to $14.0 million, or $0.56 per diluted share, for the quarter ended March 31, 2010. Adjusted funds from operations, or AFFO, which excludes the effect of certain one-time up-front costs associated with the portfolio acquisitions which closed this quarter, increased by $2.8 million to $16.4 million, or $0.50 per diluted share, for the quarter ended March 31, 2011, as compared to $13.6 million, or $0.55 per diluted share, for the quarter ended March 31, 2010. FFO and AFFO are supplemental non-GAAP measures of the performance of real estate investment trusts and are defined and reconciled to net earnings in the financial tables at the end of this release. Beginning with the first quarter of 2011, the Company revised its definition of AFFO to exclude expensed costs related to property acquisitions.

Operating Results:

Revenues from rental properties included in continuing operations increased by $2.6 million to $25.0 million for the quarter ended March 31, 2011, as compared to $22.4 million for the quarter ended March 31, 2010. Rent received increased by $2.7 million to $24.8 million for the quarter ended March 31, 2011, as compared to $22.1 million for the prior year period. The increase in rental income received for the quarter ended March 31, 2011, as compared to the prior year period, was primarily due to rental income from fifty-nine properties acquired from, and leased back to, CPD NY Energy Corp. in January 2011 and, to a lesser extent, due to rent escalations, partially offset by the effect of dispositions of real estate and lease expirations. There was no revenue or earnings contribution realized in the quarter ended March 31, 2011 from the 66 unit Nouria acquisition because that acquisition closed on the last day of the quarter. Rental revenue from continuing operations includes non-cash Revenue Recognition Adjustments recorded for deferred rental revenue due to the recognition of rental income on a straight-line basis over the current lease term, net amortization of above-market and below-market leases and recognition of rental income under a direct financing lease using the effective interest rate method which produces a constant periodic rate of return on the net investment in the leased property which cause the Company’s reported revenues from rental properties to vary from the amount of rent payments contractually due or received by the Company. Revenue Recognition Adjustments increased rental revenue by $0.2 million and $0.3 million for the quarters ended March 31, 2011 and 2010, respectively.

Non-cash impairment charges of $1.0 million recorded in the quarter ended March 31, 2011 result from reductions in real estate valuations due to the removal or scheduled removal of underground storage tanks by Getty Petroleum Marketing Inc., (“GPMI”) the Company’s largest tenant, or a reduction in the assumed holding period used to test for impairment at additional locations that have been requested to be removed from the Master Lease by GPMI. There was no impairment charge recorded in the quarter ended March 31, 2010.

Environmental expenses, net of estimated recoveries from underground storage tank funds included in continuing operations for the quarter ended March 31, 2011 decreased by $0.5 million to $1.1 million, as compared to $1.6 million for the quarter ended March 31, 2010. The decrease in net environmental expenses for the quarter ended March 31, 2011 was primarily due to a lower provision for estimated environmental remediation costs. The Company recorded a $0.4 million provision for estimated environmental remediation costs for the quarter ended March 31, 2011, which decreased by $0.5 million as compared to a $0.9 million provision recorded for the quarter ended March 31, 2010. Environmental expenses vary from period to period and, accordingly, undue reliance should not be placed on the magnitude or the direction of change in reported environmental expenses for one period as compared to prior periods.

General and administrative expenses increased by $2.6 million to $4.9 million for the quarter ended March 31, 2011, as compared to $2.3 million for the quarter ended March 31, 2010. The increase in general and administrative expenses was principally due to the aforementioned property acquisition costs and higher corporate overhead expenses.

On February 28, 2011, Lukoil, one of the largest integrated Russian oil companies, transferred its ownership interest in GPMI to Cambridge Petroleum Holdings, Inc. The Company continues to engage in discussions with the new owners and management of GPMI .Thus far these discussions have not resulted in a definitive agreement on any specific issues. It is possible that these discussions could result in material changes to our leases with GPMI in the near term, which could adversely impact the Company’s cash flow. During the second quarter of 2011 or thereafter, the Company may be required to significantly increase or decrease the deferred rent receivable reserve, record additional impairment charges related to its properties, or accrue for environmental liabilities as a result of the potential or actual modification or termination of the leases with GPMI.

Capital Markets and Financing Activities

During the first quarter of 2011, the Company completed a public stock offering of 3.45 million shares of common stock. Substantially all of the $92.0 million net proceeds from the offering were used in part to repay a portion of the outstanding balance under the Company’s revolving credit agreement which had been drawn in January 2011 to fund the acquisition and leaseback transaction with Chestnut Petroleum Distributors and Exxon-Mobil Corp., and the remainder was used for general corporate purposes. Since May of 2010, the Company has issued a total of 8.6 million shares of common stock, which additional shares are not included in the determination of net earnings, FFO or AFFO per share for the quarter ended March 31, 2010.

On March 10, 2011 the Company exercised its option to extend for one year the maturity date of its $175.0 million senior unsecured revolving credit agreement with a group of domestic commercial banks with JPMorgan Chase Bank N.A., as the Administrative Agent. The new maturity of the credit agreement is March 27, 2012. All other terms of the credit agreement remain the same.

Acquisitions

On January 13, 2011, the Company acquired 59 Mobil branded gasoline station and convenience store properties located in and around northern suburbs of New York City (including Westchester and Rockland Counties) and the lower Hudson Valley, funding a total investment of $111.3 million. The 59 properties were acquired in a simultaneous transaction among ExxonMobil, CPD NY Energy Corp. (a subsidiary of Chestnut Petroleum Distributors) and Getty Realty Corp. whereby CPD acquired a portfolio of 65 gasoline station and convenience stores from ExxonMobil and simultaneously completed a sale/leaseback of substantially all of the acquired properties with Getty Realty Corp. Approximately 85% of the funding was provided to CPD by Getty via a sale/leaseback transaction with a long-term triple net unitary lease having an initial term of 15 years plus renewal options. Additional funding was provided by Getty to CPD under a secured, self-amortizing loan having a 10-year term.

On March 31, 2011, the Company acquired 66 Shell branded gasoline station and convenience store properties located in and around the Greater Boston and Southern New Hampshire area for approximately $86.1 million, in a sale/leaseback transaction with Nouria Energy Ventures I, LLC (“Nouria”), a subsidiary of Nouria Energy Group. The 66 properties were acquired in a simultaneous transaction among Motiva Enterprises LLC (“Shell”), Nouria and Getty Realty Corp. whereby Nouria acquired 66 gasoline station and convenience stores from Shell and simultaneously completed a sale/leaseback with Getty of the 66 properties under a long-term triple-net unitary lease having an initial term of 20 years plus renewal options.

Conference Call Information:

Getty Realty Corp.’s First Quarter Earnings Conference Call is scheduled for Wednesday, May 11, 2011 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial (719) 325-2430 ten minutes before the scheduled start time and reference pass code 1831050. If you cannot participate in the live event, a replay will be available on May 11, 2011 beginning at 12:00 noon Eastern Time through 12:00 midnight Eastern Time, May 14, 2011. To access the replay, please dial (719) 457-0820 and reference pass code 1831050.

About Getty:

Getty Realty Corp. is the leading publicly-traded real estate investment trust in the United States specializing in ownership and leasing of convenience store/gas station properties and petroleum distribution terminals. The Company owns and leases approximately 1,170 properties nationwide.

CERTAIN STATEMENTS CONTAINED HEREIN MAY CONSTITUTE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN THE WORDS “BELIEVES,” “EXPECTS,” “PLANS,” “PROJECTS,” “ESTIMATES” AND SIMILAR EXPRESSIONS ARE USED, THEY IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON MANAGEMENT’S CURRENT BELIEFS AND ASSUMPTIONS AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.

EXAMPLES OF FORWARD-LOOKING STATEMENTS IN THIS CURRENT REPORT ON FORM 8-K INCLUDE THE STATEMENTS OF THE CHIEF EXECUTIVE OFFICER RELATING TO THE FULL BENEFIT OF THE ACQUISITIONS AND EQUITY OFFERING ACTIVITY BEING FELT IN THE QUARTERS TO COME, THE COMPANY’S DISCUSSIONS WITH GPMI, AND THE COMPANY’S PROSPECTIVE PERFORMANCE. INFORMATION CONCERNING FACTORS THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS CAN BE FOUND IN THE COMPANY’S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR CIRCUMSTANCES OR REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	March 31,	December 31,
	2011	2010
Assets:

Real Estate:
Land	$360,929	$253,413
Buildings and improvements	250,268	251,174
	611,197	504,587
Less – accumulated depreciation and amortization	(146,046)	(144,217)
Real estate, net	465,151	360,370

Net investment in direct financing leases	77,251	20,540
Deferred rent receivable (net of allowance of $7,608 as of March 31, 2011 and	27,345	27,385
$8,170 as of December 31, 2010)
Cash and cash equivalents	23,422	6,122
Recoveries from state underground storage tank funds, net	3,982	3,966
Mortgages, notes and accounts receivable, net	32,168	1,796
Prepaid expenses and other assets	21,233	6,965
Total assets	$650,552	$427,144

Liabilities and Shareholders' Equity:

Borrowings under credit line	$160,000	$41,300
Term loan	23,395	23,590
Environmental remediation costs	14,712	14,874
Dividends payable	16,111	14,432
Accounts payable and accrued expenses	33,423	18,013
Total liabilities	247,641	112,209
Commitments and contingencies	--	--
Shareholders' equity:
Common stock, par value $.01 per share; authorized
50,000,000 shares; issued 33,394,175 at March 31, 2011 and 29,944,155 at December 31, 2010	334	299
Paid-in capital	460,190	368,093
Dividends paid in excess of earnings	(57,029)	(52,304)
Accumulated other comprehensive loss	(584)	(1,153)
Total shareholders' equity	402,911	314,935
Total liabilities and shareholders' equity	$650,552	$427,144

GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended March 31,
	2011		2010

Revenues from rental properties		$25,025	$22,449

Operating expenses:
Rental property expenses		3,486	3,216
Impairment charges		994	-
Environmental expenses, net		1,127	1,552
General and administrative expenses		4,885	2,338
Depreciation and amortization expense		2,325	2,391
Total operating expenses		12,817	9,497
Operating income		12,208	12,952

Other income, net		411	121
Interest expense		(1,319)	(1,494)
Earnings from continuing operations		11,300	11,579

Discontinued operations:
Earnings from operating activities		18	16
Gains from dispositions of real estate		68	310
Earnings from discontinued operations		86	326
Net earnings		$11,386	$11,905

Basic and diluted earnings per common share:
Earnings from continuing operations		$.35	$.47
Earnings from discontinued operations	$	.-	$.01
Net earnings		$.35	$.48

Weighted-average shares outstanding:
Basic		32,502	24,766
Stock options and restricted stock units		2	3
Diluted		32,504	24,769

GETTY REALTY CORP. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO
FUNDS FROM OPERATIONS AND
ADJUSTED FUNDS FROM OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended March 31,
	2011	2010
Net earnings	$11,386	$11,905

Depreciation and amortization of real estate assets	2,325	2,395
Gains from dispositions of real estate	(68)	(310)
Funds from operations	13,643	13,990
Revenue recognition adjustments	(230)	(384)
Impairment charges	994	-
Property acquisition costs	1,986	-
Adjusted funds from operations	$16,393	$13,606

Diluted per share amounts:
Net earnings per share	$.35	$.48
Funds from operations per share	$.42	$.56
Adjusted funds from operations per share	$.50	$.55

Diluted weighted average shares outstanding	32,504	24,769

In addition to measurements defined by accounting principles generally accepted in the United States of America (“GAAP”), Getty also focuses on funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to measure its performance. FFO is generally considered to be an appropriate supplemental non-GAAP measure of the performance of REITs. FFO is defined by the National Association of Real Estate Investment Trusts as net earnings before depreciation and amortization of real estate assets, gains or losses on dispositions of real estate, (including such non-FFO items reported in discontinued operations), extraordinary items and cumulative effect of accounting change. Other REITs may use definitions of FFO and/or AFFO that are different than Getty’s and, accordingly, may not be comparable. Beginning in the first quarter of 2011, the Company revised its definition of AFFO to exclude direct expensed costs related to property acquisitions.

Getty believes that FFO and AFFO are helpful to investors in measuring its performance because both FFO and AFFO exclude various items included in GAAP net earnings that do not relate to, or are not indicative of, Getty’s fundamental operating performance. FFO excludes various items such as gains or losses from property dispositions and depreciation and amortization of real estate assets. In Getty’s case, however, GAAP net earnings and FFO typically include the impact of deferred rental revenue (straight-line rental revenue), the net amortization of above-market and below-market leases and income recognized from direct financing leases on its recognition of revenues from rental properties (collectively the “Revenue Recognition Adjustments”), as offset by the impact of related collection reserves. GAAP net earnings and FFO from time to time may also include impairment charges, operating property acquisition costs and/or income tax benefits. Deferred rental revenue results primarily from fixed rental increases scheduled under certain leases with its tenants. In accordance with GAAP, the aggregate minimum rent due over the current term of these leases are recognized on a straight-line (or an average) basis rather than when payment is contractually due. The present value of the difference between the fair market rent and the contractual rent for in-place leases at the time properties are acquired is amortized into revenue from rental properties over the remaining lives of the in-place leases. Income from direct financing leases is recognized over the lease term using the effective interest method which produces a constant periodic rate of return on the net investment in the leased property. Impairment of long-lived assets represents charges taken to write-down real estate assets to fair value estimated when events or changes in circumstances indicate that the carrying amount of the property may not be recoverable. Operating property acquisition costs are expensed, generally in the period when properties are acquired, and are not reflective of normal operations. In prior periods, income tax benefits have been recognized due to the elimination of, or a net reduction in, amounts accrued for uncertain tax positions related to being taxed as a C-corp., rather than as a REIT, prior to 2001.

Getty pays particular attention to AFFO, a supplemental non-GAAP performance measure that Getty defines as FFO less Revenue Recognition Adjustments, impairment charges and income tax benefit. In Getty’s view, AFFO provides a more accurate depiction than FFO of Getty’s fundamental operating performance related to (i) the impact of scheduled rent increases from operating leases; (ii) rental revenue from acquired in-place leases; (iii) the impact of rent due from direct financing leases, (iv) Getty’s rental operating expenses (exclusive of impairment charges); (v) Getty’s operating expenses (exclusive of operating property acquisition costs); and (vi) Getty’s election to be treated as a REIT under the federal income tax laws beginning in 2001. Neither FFO nor AFFO represent cash generated from operating activities calculated in accordance with GAAP and therefore these measures should not be considered an alternative for GAAP net earnings or as a measure of liquidity.

Contact	Thomas J. Stirnweis
(516) 478-5403